EXHIBIT 99

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(K) RETIREMENT PLAN

Financial Statements as of and for the
years ended December 31, 2001 and 2000

Additional information required for
Form 5500 as of December 31, 2001

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Table of Contents

Page Number

Report of Independent Accountants	1

Basic Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2001 and 2000	3

Notes to Financial Statements	4-9

Additional Information *

Schedule I—Schedule of Assets (Held at End of Year)	10

*
Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Administrator of
Burlington Northern and Santa Fe Railway Company
Non-Salaried Employees 401(k) Retirement Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan (the “Plan”) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

June 21, 2002

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Statements of Net Assets Available for Benefits

	As of December 31,
	2001		2000
Investments, at fair value
Vanguard 500 Index Fund	$121,474,045	*	$121,389,555	*
Vanguard International Growth Fund	13,812,162		14,207,449
Vanguard Total Bond Market Index Fund	12,352,760		5,895,999
Vanguard U.S. Growth Fund	51,187,217	*	56,793,662	*
Vanguard Wellington Fund	74,559,370	*	61,503,788	*
Vanguard Windsor II Fund	36,372,176	*	28,729,030	*
Wells Fargo Small Company Growth Fund	14,535,932		11,241,180
BNSF Common Stock Fund	115,370,647	*	109,412,671	*
BNSF Fixed Fund	61,784,995	*	45,673,417	*
Participant Loans	32,099,007	*	27,305,220	*

Total investments	533,548,311		482,151,971

Receivables
Employer contributions	137,779		—
Participant contributions	3,758,092		—

Total receivables	3,895,871		—

Net assets available for benefits	$537,444,182		$482,151,971

*	Represents 5% or more of net assets available for benefits.

The accompanying notes are an integral part of the financial statements.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2001	2000
Additions
Investment income (loss):
Interest and dividend income, investments	$13,531,491	$28,133,159
Interest income, participant loans	2,640,392	2,106,964
Net depreciation in fair value of investments	(40,921,838)	(23,262,328)

	(24,749,955)	6,977,795

Contributions:
Employer	3,434,506	3,037,039
Participant	94,103,511	82,467,966

	97,538,017	85,505,005

Asset transfers in	312,255	881,426

Total additions	73,100,317	93,364,226

Deductions
Payment of benefits	17,657,194	12,483,949
Asset transfers out	30,662	13,532
Administrative expenses	120,250	83,430

Total deductions	17,808,106	12,580,911

Net increase	55,292,211	80,783,315
Net assets available for benefits:
Beginning of year	482,151,971	401,368,656

End of year	$537,444,182	$482,151,971

The accompanying notes are an integral part of the financial statements.

THE BURLINGTON NORTHERN AND SANTAFE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(K) RETIREMENT PLAN

Notes to Financial Statements

NOTE 1—DESCRIPTION OF THE PLAN

The following description of The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General
The purpose of the Plan is to offer eligible non-salaried employees (“Employees”) of The Burlington Northern and Santa Fe Railway Company (“Company” or “Employer”) and certain affiliated companies an opportunity to invest a portion of their income on a regular basis through payroll deductions. The Company is a wholly owned subsidiary of Burlington Northern Santa Fe Corporation (“BNSF”). These amounts, supplemented by Employer matching contributions, may be invested at the participant’s direction in various investment funds. The Plan is administered by the Employee Benefits Committee appointed by the Company. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Employees under the Plan include any person who establishes seniority under a collective bargaining agreement, which provides for participation in this Plan. An Employee shall be eligible to participate in the Plan upon the earlier of completion of not less than one (1) year of continuous service with the Company or a 12-month period, computed with reference to the date on which the Employee’s employment commenced, and anniversaries thereof, during which the Employee has not less than 1,000 hours of service, or a shorter period of participation service that an applicable collective bargaining agreement may provide for an eligible Employee.

Eligible Employees may become participants in the Plan by authorizing regular payroll deductions and designating an allocation method for such deductions.

Contributions
“Compensation” as defined under the Plan is the total of salary, wages, other amounts received for personal services rendered as an eligible employee, and deferrals under the Plan excluding disciplinary or judicially ordered back pay awards, severance benefits, bonuses and certain other payments set forth in the Plan. The Plan provides that the annual compensation of each employee taken into account under the Plan for any year may not exceed a limitation pursuant to requirements of the Internal Revenue Code (“IRC”). During the 2001 plan year, the limitation was $170,000.

The maximum limitation on total before-tax and after-tax employee contributions is 15% of compensation or such other maximum amount provided in an applicable collective bargaining agreement. All employee elected contributions are made by means of regular payroll deductions. Under the Plan, participants may allocate their contributions to any or all of the investment funds in increments of 1 percent. The same allocation applies to all Employer matching contributions for each participant. Participants may reallocate amounts from one fund to another within certain guidelines as described in the Plan document.

The employer matches 25% of the first 4% of employee elected before-tax contributions for each pay period for employees whose collective bargaining agreement provides for a Company match. Employer matching contributions will be made in cash, as soon as practicable after the end of each pay period.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(K) RETIREMENT PLAN

Notes To Financial Statements—(Continued)

During the 2001 plan year, in accordance with the provisions of the IRC, no participant could elect more than $10,500 in before-tax contributions. This limitation does not include Employer matching contributions. In addition, the Plan provides that annual contributions for highly compensated employees (as defined by law) may be limited based on the average rate of contributions for lower paid employees. In no event may the total of employee elected before-tax contributions, employee after-tax contributions, and Employer matching contributions exceed the lesser of $30,000 or 25% of a participant’s compensation, as defined in Treasury Regulation Section 1.415-2(d), for any participant in a calendar year, subject to certain cost-of-living adjustments. Contributions with respect to any participant may be further reduced to the extent necessary to prevent disqualification of the Plan under Section 415 of the IRC, which imposes additional limitations on contributions and benefits with regard to Employees who participate in other defined contribution plans.

Participant Accounts
Each participant’s account is credited with the participant’s elective contributions, the Company’s matching contributions and gains and losses attributable to such contributions. The benefit to which a participant is entitled is limited to the participant’s vested account balance.

Vesting
Participants are immediately vested in their contributions plus actual earnings thereon. Employer matching contributions become fully vested in accordance with the following schedule:

Number of Years of Vesting Service*	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

*	The term “Vesting Service” is defined as the number of Plan years in which the employee is compensated for at least 1,000 hours of work by the Employer, in any capacity.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Participants may have up to two loans outstanding at any time. Loan transactions are treated as a transfer to (from) the investment fund from (to) the participant loan. Loan terms can be up to five years, or 15 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant’s account according to the Plan and bear interest at the higher of the current estimated blended fixed interest rate for the BNSF Fixed Fund or the prime rate plus 1 percent. Interest rates on loans outstanding as of December 31, 2001 range from 7.0% to 10.5%. Principal and interest are paid ratably through payroll deductions for active employees.

Payment of Benefits
Subject to certain Plan and IRC restrictions, a participant may, at any time, elect to withdraw all or a specified portion of the value of the participants account in the Plan, including vested Employer

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(K) RETIREMENT PLAN

Notes To Financial Statements—(Continued)

matching contributions. Both the Plan and the IRC require that a participant who has not attained age 59½ may withdraw the participants before tax contributions only in the event of hardship (as defined in the Plan). Earnings on before tax contributions credited after December 31, 1998, are not available for withdrawal for hardship.

The full value of a participant’s account becomes payable upon termination of employment on or after age 65, permanent disability or death. Participants terminating employment for reasons other than retirement on or after age 65, death or disability are entitled to receive their employee elected before-tax and after-tax contributions, all vested Employer matching contributions applicable to them and any accumulated income on such amounts.

A participant receives a distribution from his or her account, other than a withdrawal, as a lump sum. Prior to 2001, a participant could elect to receive a distribution of his or her account, other than a withdrawal, as a lump sum, in installments or as an annuity. Distributions generally occur or commence no later than as soon as reasonably practicable following the later of the time when a participant attains age 65 or terminates employment. A participant who terminated employment prior to age 65 will receive a distribution at age 65, but may request a distribution at any time prior to attainment of age 65. By law a distribution of benefits must occur or commence no later than April 1 of the calendar year following the later of the year when a participant attains age 70½ or retires. In the event of the death of a participant, the participant’s account is distributed to his beneficiary. Immediate lump sum distributions are required for all distributions of up to $5,000.

Forfeited Accounts
The Plan provides for the forfeiture of non-vested Employer matching contributions related to terminated employees. Forfeitures shall be used first to restore previously forfeited amounts of other participants who have resumed employment with the Employer (as described in the Plan), and then to offset future Employer matching contributions, with any remainder being distributed to participants who are employees upon termination of the Plan. At December 31, 2001 and December 31, 2000, forfeited non-vested accounts totaled $11,038 and $9,524, respectively.

Plan Termination
The Plan may be amended at any time. No such amendment, however, may adversely affect the rights of participants in the Plan with respect to contributions made prior to the date of the amendment. Employer matching contributions may be discontinued and participation by the Employer in the Plan may be terminated at any time at the election of the Employer. In the event the Plan is terminated, Participants shall receive the full amount of Plan assets in their respective accounts.

The Plan is subject to the provisions of ERISA applicable to defined contribution plans. Since the Plan provides for an individual account for each participating employee and for benefits based solely on the amount contributed to the participating employee’s account, and any income, expenses, gains and losses attributed to their account, Plan benefits are not insured by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(K) RETIREMENT PLAN

Notes To Financial Statements—(Continued)

NOTE 2—SUMMARY OF ACCOUNTING POLICIES

The following accounting policies, which conform with accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan’s financial statements:

Basis of Accounting
The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value, except for its investment contracts, which are valued at contract value (Note 4). Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock fund is valued at its year-end unit closing price (comprised of common stock at year-end market price plus uninvested cash position). Participant loans are valued at cost which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

Payment of Benefits
Benefits are recorded when paid.

Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133 requires that an entity recognize all derivatives and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.

In October 2001, the FASB issued the Derivatives Implementation Group’s Statement 133 Implementation Issue No. C19 (“Issue No. C19”) to address an inconsistency in the accounting for synthetic guaranteed investment contracts between the requirements of SFAS No. 133 and SOP 94-4. SFAS No. 133 requires derivatives to be measured at fair value. SOP 94-4 allows benefit responsive investment contracts (including synthetic guaranteed investment contrasts which could be considered derivatives) to be measured at contract value. Issue No. C19 provides that certain contracts are exempt from SFAS No. 133. A FASB Exposure Draft of a proposed amendment to SFAS No. 133 containing the same exemption as Issue No. C19 was issued May 1, 2002.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(K) RETIREMENT PLAN

Notes To Financial Statements—(Continued)

Management has determined that Issue No. C19 allows the Plan to continue to value its synthetic guaranteed investment contracts at contract value. The contract value of synthetic guaranteed investment contacts held in the BNSF Fixed Fund (of which the Plan owns a 20% undivided interest) was $160,077,547 at December 31, 2001.

NOTE 3—INVESTMENTS

During 2001 and 2000, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	Year Ended December 31,
	2001	2000
Registered investment companies	$(42,617,967)	$(41,478,150)
Company Stock	1,696,129	18,215,822

Net depreciation in fair value of investments	$(40,921,838)	$(23,262,328)

NOTE 4—INVESTMENT CONTRACTS

The BNSF Fixed Fund (“Fund”) consists of guaranteed investment contracts, valued at $132,807,858 and synthetic guaranteed investment contracts with various banks and insurance companies (“Issuers”), valued at $160,077,547. Additionally, the Fund holds shares of a money market mutual fund sponsored by The Vanguard Group with a value of $12,477,413 and had other assets (net of liabilities) of $765,010. The Fund was created as a vehicle for certain benefit plans of BNSF to invest in guaranteed investment contracts. The Plan owns an undivided interest of approximately 20% in the Fund. The Fund and each investing plan is credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses. The investment contracts included in the Fund are carried at contract value, which approximates fair value, because the contracts are fully benefit responsive. The synthetic investment contracts constitute investments in collective fixed income funds and mutual funds, valued at $161,208,192, and wrapper contracts, valued at $(1,130,645). The value provided by the wrapper contracts represents the difference between the value of the synthetic investment contracts and the underlying investments. The crediting interest rates of the investment contracts ranged from 3.74% to 8.59% at December 31, 2001. The value of the contracts associated with any one issuer is less than 5% of Plan assets at December 31, 2001.

NOTE 5—RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds and units of the BNSF Fixed Fund that are managed by an affiliate of Vanguard Fiduciary Trust Company (“VFTC”). VFTC acts as trustee for Plan investments. The Plan also invests in the common stock of BNSF through the BNSF Common Stock Fund. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

NOTE 6—PLAN EXPENSES

Administrative expenses of the Plan, except for certain participant loan fees, are paid by the Employer.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(K) RETIREMENT PLAN

Notes to Financial Statements—(continued)

NOTE 7—TAX STATUS

The IRS determined and informed the Company by letter dated January 6, 1999 that the Plan was qualified under IRC Section 401(a). The Plan has subsequently been amended and restated since receiving the determination letter. The Plan has filed an application for a new determination letter, which is currently pending. However, the Company believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

In accordance with IRC Section 401(k), amounts deducted from participants’ salaries as before-tax contributions are not taxable to the participants until withdrawn or distributed. After-tax contributions are not subject to taxation upon withdrawal. Employer matching contributions and income and gains on all contributions applicable to participants are not taxable to participants until withdrawn or distributed.

NOTE 8—SUBSEQUENT EVENT

Effective February 1, 2002, the Plan was amended and converted into a stock bonus plan, and an employee stock ownership plan feature, which is designed to invest primarily in employer securities, was added to the Plan.

ADDITIONAL INFORMATION
REQUIRED FOR FORM 5500

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN
Schedule I
SCHEDULE OF ASSETS (Held at End of Year)
As of December 31, 2001

The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan, EIN 36-2686122

Attachment to Form 5500, Schedule H, Part IV, Line i:

	Identity of Issue	Investment Type	Current Value
*	Vanguard 500 Index Fund	Registered Investment Company	$121,474,045
*	Vanguard International Growth Fund	Registered Investment Company	13,812,162
*	Vanguard Total Bond Market Index Fund	Registered Investment Company	12,352,760
*	Vanguard U.S. Growth Fund	Registered Investment Company	51,187,217
*	Vanguard Wellington Fund	Registered Investment Company	74,559,370
*	Vanguard Windsor II Fund	Registered Investment Company	36,372,176
	Wells Fargo Small Company Growth Fund	Registered Investment Company	14,535,932
*	The Burlington Northern Santa Fe Corporation	Common Stock	115,370,647
*	The Burlington Northern Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan	Participant Loans (7.0%–10.5%)	32,099,007

*	The Plan has an interest of approximately 20% in BNSF Fixed Fund. The BNSF Fixed Fund is comprised of the following:

	AIG Financial 5.75% ^	Synthetic Investment Contract	24,148,884
	AIG Life 5.68% 11/30/2002	Guaranteed Investment Contract	8,037,625
	AIG Life 6.28% 4/30/2004	Guaranteed Investment Contract	12,500,759
	Allstate Life Insurance 6.89% 4/15/2003	Guaranteed Investment Contract	9,356,468
	Allstate Life Insurance 5.74% 7/14/2006	Guaranteed Investment Contract	8,196,888
	Bayerische Landesbank 6.46% 2/15/2002	Guaranteed Investment Contract	4,225,834
	Canada Life Assurance 6.03% 9/2/2002	Guaranteed Investment Contract	5,223,833
	Caisse des Depots et Consignations (CDC) 6.30% 10/31/2002	Synthetic Investment Contract	6,927,516
	Caisse des Depots et Consignations (CDC) 4.69% 6/15/2003	Synthetic Investment Contract	8,025,953
	Caisse des Depots et Consignations (CDC) 5.48% 11/15/2003	Synthetic Investment Contract	8,053,971
	Caisse des Depots et Consignations (CDC) 3.74% 5/12/2004	Synthetic Investment Contract	10,049,414
	GE Life & Annuity 6.19% 1/31/2004	Guaranteed Investment Contract	10,566,709
	GE Life & Annuity 5.18% 3/15/2006	Guaranteed Investment Contract	10,439,522
	Metropolitan Life Insurance 5.88% 8/15/2005	Guaranteed Investment Contract	8,374,158
	Metropolitan Life Insurance 6.50% 8/15/2004	Guaranteed Investment Contract	7,169,905
	New York Life Insurance Company 6.15% 2/28/2006	Synthetic Investment Contract	10,528,568
	New York Life Insurance Company 7.05% 4/15/2005	Guaranteed Investment Contract	8,629,787
	New York Life Insurance Company 5.74% 5/16/2005	Guaranteed Investment Contract	8,332,133
	Principal Mutual Life Insurance 6.50% 8/15/2003	Guaranteed Investment Contract	9,326,166
	Principal Mutual Life Insurance 6.54% 5/15/2002	Guaranteed Investment Contract	5,286,780
	People Security Life Insurance 8.59% 7/15/2002	Synthetic Investment Contract	1,027,506
	Rabobank 5.95% ^	Synthetic Investment Contract	38,764,078
	Security Life of Denver Insurance 4.95% 8/15/2006	Guaranteed Investment Contract	8,094,802
	Security Life of Denver Insurance 4.94% 1/16/2006	Guaranteed Investment Contract	9,046,489
	State Street Bank & Trust 5.76% 12/31/2006	Synthetic Investment Contract	31,917,175
	Union Bank of Switzerland 6.61% 12/31/2003	Synthetic Investment Contract	9,188,891
	Union Bank of Switzerland 6.61% 3/31/2003	Synthetic Investment Contract	11,445,591
*	Vanguard Prime Money Market Fund	Registered Investment Company	12,477,413

*	Party in Interest
^	These contracts do not have a maturity date.